As filed with the Securities and Exchange Commission on February 5, 2020.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rockwell Automation, Inc.

(Exact name of registrant as specified in its charter)

Delaware	25-1797617
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1201 South 2nd Street
Milwaukee, Wisconsin	53204
(Address of Principal Executive Offices)	(Zip Code)

Rockwell Automation, Inc. 2020 Long-Term Incentives Plan

(Full title of the plan)

REBECCA W. HOUSE

Senior Vice President, Chief Legal Officer and Secretary

Rockwell Automation, Inc.

1201 South 2nd Street

Milwaukee, Wisconsin 53204

(Name and address of agent for service)

(414) 382-2000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $1 per share	13,000,000 shares	$192.355	$2,500,615,000	$324,579.83

(1)

The shares of Common Stock set forth in the Calculation of Registration Fee table which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of the Registrant’s Common Stock as may become issuable as a result of any stock splits, stock dividends or similar events.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low per share market price of the Common Stock for New York Stock Exchange–Composite Transactions on January 31, 2020.

Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act, the prospectus related to this registration statement will be used in connection with the offer and sale of Common Stock of the Registrant previously registered under the Registrant’s Registration Statements on Form S-8 (Registration Nos. 333-209706, 333-180557, 333-165727, 333-150019 and 333-101780).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Rockwell Automation, Inc. 2020 Long-Term Incentives Plan as required by Rule 428(b)(1) of the rules promulgated under the Securities Act of 1933. These documents are not being filed with the Securities and Exchange Commission as a part of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

(a)	Annual Report on Form 10-K of Rockwell Automation, Inc. (“Rockwell Automation”) for the year ended September 30, 2019;

(b)	Quarterly Report on Form 10-Q of Rockwell Automation for the quarter ended December 31, 2019;

(c)	Current Report on Form 8-K of Rockwell Automation dated October 1, 2019; and

(d)

the description of Rockwell Automation’s Common Stock, par value $1 per share, which is incorporated in Rockwell Automation’s Registration Statement on Form 8-A dated October 30, 1996 by reference to the material under the caption “Description of New Rockwell Automation Capital Stock” on pages 105-115 of Rockwell Automation’s Proxy Statement-Prospectus dated October 29, 1996, constituting a part of Rockwell Automation’s Registration Statement on Form S-4 (Registration No. 333-14969).

All documents subsequently filed by Rockwell Automation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The legality of any newly issued shares of Rockwell Automation’s Common Stock covered by this Registration Statement has been passed upon by Rebecca W. House, Senior Vice President, Chief Legal Officer, and Secretary of Rockwell Automation. Ms. House is eligible to participate in Rockwell Automation’s 2020 Long-Term Incentives Plan in accordance with the terms of such plan.

Item 6. Indemnification of Directors and Officers

The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the monetary liability of directors to a corporation or its shareholders for breach of their fiduciary duty of care, and also provides for indemnification of directors, officers, employees and agents, subject to limitations.

The last paragraph of Article Seventh of Rockwell Automation’s Restated Certificate of Incorporation eliminates monetary liability of directors to Rockwell Automation and its shareowners for breach of fiduciary duty as directors to the extent permitted by Delaware law.

Section 13 of Article III of Rockwell Automation’s By-Laws and the appendix thereto entitled Procedures for Submission and Determination of Claims for Indemnification Pursuant to Article III, Section 13 of the By-Laws provide, in substance, for the indemnification of directors, officers, trustees, employees and agents of Rockwell Automation to the extent permitted by Delaware law.

Rockwell Automation’s directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

In addition, Rockwell Automation and certain other persons may be entitled under agreements entered into with agents or underwriters to indemnification by such agents or underwriters against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which Rockwell Automation or such persons may be required to make in respect thereof.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8: Exhibits.

4-a

—   Restated Certificate of Incorporation of Rockwell Automation, filed as Exhibit 3 to Rockwell Automation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, is hereby incorporated by reference.

4-b

—    By-Laws of Rockwell Automation, as amended and restated effective June 8, 2016, filed as Exhibit 3.2 to Rockwell Automation’s Current Report on Form 8-K dated June 10, 2016, are hereby incorporated by reference.

4-c	— Copy of Rockwell Automation, Inc. 2020 Long-Term Incentives Plan.

5

—   Opinion of Rebecca W. House, Senior Vice President, Chief Legal Officer and Secretary of Rockwell Automation, as to the legality of any newly issued Common Stock covered by this Registration Statement.

15	— Letter of Deloitte & Touche LLP regarding Unaudited Interim Financial Information.

23-a	— Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

23-b	— Consent of Rebecca W. House, Senior Vice President, Chief Legal Officer and Secretary of Rockwell Automation, contained in her opinion filed as Exhibit 5 to this Registration Statement.

23-c	— Consent of Norton Rose Fulbright US LLP.

24	— Powers of Attorney authorizing certain persons to sign this Registration Statement on behalf of certain directors and officers of Rockwell Automation.

Item 9. Undertakings.

(a) Rockwell Automation hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Rockwell Automation pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Rockwell Automation hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Rockwell Automation’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Rockwell Automation pursuant to the foregoing provisions, or otherwise, Rockwell Automation has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Rockwell Automation of expenses incurred or paid by a director, officer or controlling person of Rockwell Automation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Rockwell Automation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin on the 5th day of February, 2020.

ROCKWELL AUTOMATION, INC.

By	/s/ Rebecca W. House
(Rebecca W. House, Senior Vice President,
Chief Legal Officer and Secretary)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 5th day of February 2020 by the following persons in the capacities indicated:

Signature	Title
Blake D. Moret*	Chairman of the Board, President and Chief Executive Officer (principal executive officer) and a Director

J. Phillip Holloman*	Director

Steven R. Kalmanson*	Director

James P. Keane*	Director

Lawrence D. Kingsley*	Director

Pam Murphy*	Director

Donald R. Parfet*	Director

Lisa A. Payne*	Director

Thomas W. Rosamilia*	Director

Patricia A. Watson*	Director

Patrick P. Goris*	Senior Vice President and Chief Financial Officer (principal financial officer)

Terry L. Riesterer*	Vice President and Controller (principal accounting officer)

* By	/s/ Rebecca W. House
(Rebecca W. House, Attorney-in-fact)**

**	By authority of the powers of attorney filed herewith.